UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2015

McDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

757 N. Eldridge Parkway Houston, Texas	77079
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2015, McDermott International, Inc. (“McDermott”) announced that Mr. Scott V. Cummins, Senior Vice President, Commercial, has resigned from his positions with McDermott, effective July 28, 2015. Mr. Cummins will be pursuing other business opportunities.

In connection with Mr. Cummins’ resignation, McDermott and Mr. Cummins entered into a Settlement Agreement. The Settlement Agreement provides for various severance benefits to be provided to Mr. Cummins, in exchange for, among other things, his agreement to several restrictive covenants.

The severance benefits include: (1) a lump-sum cash severance payment equal to three months of Mr. Cummins’ base salary; (2) payment of an amount to fund three months of continuing health insurance for Mr. Cummins and his family; (3) relocation expenses for the relocation of Mr. Cummins’ household effects and for the cost of airfare for Mr. Cummins and his family; (4) accrued but unutilized vacation pay; and (5) £1,000. All outstanding unvested equity or performance-based awards previously granted to Mr. Cummins have been forfeited. Any vested stock options held by Mr. Cummins will continue to be exercisable for the remainder of their respective terms.

The above description of the Settlement Agreement is not complete and is qualified by reference to the complete document. A copy of the Settlement Agreement is filed as Exhibit 10.1 to this report and is incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Settlement Agreement dated as of July 28, 2015 by and between Scott Cummins and McDermott Marine Construction Limited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Stuart A. Spence
Stuart A. Spence
Executive Vice President and Chief Financial Officer

Date: July 30, 2015

EXHIBIT INDEX

No.	Description

10.1	Settlement Agreement dated as of July 28, 2015 by and between Scott Cummins and McDermott Marine Construction Limited.